EXHIBIT 10.06

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of September 10, 2007, by and between S&A Purchasing Corp., a New York corporation, with its principal office located at 275 Wagaraw Road, Hawthorne, New Jersey 07506 (the "Company") and Brian Mead, residing at 8 Hillside Avenue, Great Barrington, 01230 (the "Employee").

1.	Employment:

a)	Upon the terms and conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby accepts employment, as Vice President of the Company.

b)
Employee represents and warrants to the Company that he is free to enter into this Agreement in accordance with the terms hereof and is under no restriction, contractual or otherwise, which would interfere with his execution hereof or performance hereunder.

2.	Term. The Employee's employment hereunder shall be for a term (the "Term") commencing as of this date (the "Commencement Date") and terminating at the close of business on December 31, 2010.

3.
Duties. During the Term, the Employee shall report to the President of the Company or his designee and shall perform such duties, consistent with his position hereunder, as may be assigned to him from time to time by the President of the Company. The Employee shall devote his best efforts and his entire time, attention and energies, during regular working hours, to the performance of his duties hereunder and to the furtherance of the business and interests of the Company, its subsidiaries and affiliate companies.  Employee shall engage in no other business activities other than the passive supervision of his investments.

4.	Compensation:

a)
Compensation. For all services rendered by the Employee hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and the Employee shall accept a salary at the rate of $85,000 per annum for the first full year of employment and said compensation shall be increased by CPI Index percentage increases annually. Compensation shall be payable not less frequently than in bi-weekly installments.

b)
Additional Incentive Compensation.  For each year (twelve months) of the Term of this Agreement, Employee shall receive, as additional compensation, an incentive based on the Pre-tax Profit of S&A Purchasing Corp. and will be as follows:

Compensation Based on Pre-tax Profit of S&A Purchasing Corp.

Pre-tax Profit	Incentive
$320,000	$5,000
$350,000	$10,000
$380,000	$15,000
$400,000	$20,000
$450,000	$25,000
$500,000 and up	$35,000

i)
The Company may (but shall not be obligated to), at any time and from time to time, grant to the Employee an increase or increases in the incentive compensation, otherwise payable pursuant to this Section, but such increase or increases, if any, shall not be deemed to alter, modify, waive or otherwise affect any other term, covenant or condition of this Agreement. Any incentive due, pursuant to the terms of this paragraph, shall be paid by Company within 60 days of each anniversary of the Commencement Date, subject to audit adjustments.  The incentive described above is exclusive and not additive, by way of example, if the pre-tax profit of the Company is $400,000, then the total incentive earned would be $20,000.

c)
Deductions.  The Company shall deduct from the compensation described in this Section any Federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations.

5.	Benefits; Expenses:

a)
Fringe Benefits.  During the Term, the Employee shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans as the Company may make available to its other employees.

b)
Automobile.  The Company shall provide Employee with an automobile for the Employee to utilize related to his employment activities.  The automobile shall be comparable in style and value to a 2006 GMC CK2500 HD XLT CREW CAB and shall be equipped with a snow plow.

c)
Expenses. Upon presentation of an itemized account thereof, with such substantiation as the Company shall require, the Company shall pay or reimburse the Employee for the reasonable and necessary expenses directly and properly incurred by the Employee in connection with the performance of his duties hereunder, subject to guidelines established by the Board of Directors.  The Company also agrees to reimburse Employee for reasonable club dues and expenses, as required by Employee to conduct Company's business including, but not limited to, Company sales meetings, employee meetings and other required matters relating to Company business.  Employee estimates these expenses to be approximately $7,500 per annum.

d)
Vacations. During the Term, the Employee shall be entitled to paid holidays and paid vacations in accordance with the policy of the Company as determined by the President of the Company provided, however, that the Employee shall be entitled to not less than three weeks paid vacation during each year of the Term, to be taken at times convenient to the Employee and to the Company.

6.
Location. Notwithstanding anything which may be contained herein to the contrary, the Employee's offices shall be located in the County of Berkshire, State of Massachusetts area and the performance of his duties hereunder shall not require his continued presence outside of such counties if the Employee shall object thereto.

7.	Termination:

a)
The employment of the Employee, and the obligations of the Employee and the Company hereunder, shall cease and terminate (except as otherwise specifically provided in this Agreement) upon the first to occur on the following dates (the "Termination Date") described in this Section:

i)	The date of expiration by its terms of the Term;

ii)	The date of death of the Employee;

iii)
The occurrence of a Disability Event; For purposes of this Agreement, the term, "Disability", shall mean Employee’s inability to perform his material duties under this Agreement because of any illness or physical or mental disability, or their incapacity, as evidenced by a written statement of a physician licensed to practice medicine in the State of Massachusetts selected by the Company, which disability, or other incapacity, continues for a period in excess of six (6) consecutive months in any consecutive twelve-month period.

iv)	The Employee is terminated “For Cause” (as defined in Section 9).

b)	Rights after Termination;

i)
In the event the Employee is terminated For Cause, the Employee shall be entitled to receive salary and benefits accrued to the date of termination, and Employee shall not be entitled to any other payment, including but not limited to, any portion of Additional Incentive Compensation otherwise payable to Employee.

ii)
In the event the employment is terminated by reason of death or disability, Employee shall be entitled to receive (i) salary and benefits accrued to the date of death or disability, and (ii) a pro rata share of any additional Incentive Compensation in an amount obtained by multiplying the additional Incentive Compensation for the full year or period, as the case may be, in which death or disability occurred, by a fraction, the numerator of which is the number of days in the year or period in which Employee was employed and the denominator of which is the number of days of the year (365).

8.	Restrictive Covenants:

a)
Non-Disclosure.  The Employee shall not at any time during or after the term of this Agreement disclose or furnish to any other person, firm or corporation (the "Entity") except in the course of the performance of his duties hereunder, the following:

i)	any information relating to any process, technique or procedure used by the Company, including, without limitation, computer programs and methods of evaluation and pricing and marketing techniques; or

ii)
any information relating to the operations or financial status of the Company, including, without limitation, all financial data and sources of financing, which is not specifically a matter of public record; or

iii)	any information of a confidential nature obtained as a result of his prior, present or future relationship with the Company, which is not specifically a matter of public record; or

iv)	any trade secrets of the Company; or

v)	the name, address or other information relating to any customer or debtor of the Company; or

vi)
any Confidential Information, or divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, any Confidential Information, or misuse in any way, Confidential Information pertaining to the Business.  Any confidential information or data now known or hereafter acquired by the Employee with respect to the Business shall be deemed a valuable, special and unique asset of the Company that is received by the Employee, in confidence and as a fiduciary, and the Employee shall remain a fiduciary to the Company with respect to all of such information.

b)
Non-Competition.  The Employee shall not, during the period (the “Restricted Period”) from the date hereof until the later of one year after the termination of his employment with the Company or the third anniversary of the Closing date (as defined in the Asset Purchase Agreement dated September 10, 2007 by and among the Company, Employee and other parties set forth on the signatory page thereto (the “APA”)):

i)
Without the prior written consent of the Company (A) directly or indirectly acquire or own in any manner any interest (whether through a debt or equity instrument) in any person, firm, partnership, corporation, association or other entity (including the Company) which engages or plans to engage in any facet of the Business or which competes or plans to compete in any way with the Company or any of its subsidiaries or Affiliates anywhere with the Territory. Territory means any state (including the District of Columbia), territory or possession of the United States within which the Company presently or hereafter does business or within a 50-mile radius of any of the Owned Premises, Owned Real Estate, Real Property and/or Leased Premises (as defined in the APA), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the Business in which the Company now or hereafter engages or which competes or plans to compete in any way with the Company or any of its subsidiaries or Affiliates within the Territory, or (C) utilize his special knowledge of the business of each Seller or the Company and his relationship with customers, suppliers and others to compete with Company and/or its Affiliates in any business which engages or plans to engage in any facet of the Business in which the Company now or hereafter engages or which competes or plans to compete in any way with the Company or any of its subsidiaries or Affiliates within the Territory; provided, however, that nothing herein shall be deemed to prevent either Employee from (x) acquiring through market purchases and owning, solely as a passive investment, less than one percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as Employee is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.  Employee acknowledges and agrees that the covenants provided for in this Section are reasonable and necessary in terms of time, area and line of business to protect the trade secrets of the Company.  Employee further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company’s legitimate business interests, which include its interests in protecting the Company’s (i) valuable confidential business information, (ii) substantial relationships with customers, and (iii) customer goodwill associated with the ongoing Business.  Employee hereby expressly authorizes the enforcement of the covenants provided for in this Section by (A) the Company and its subsidiaries, (B) the Company’s permitted assigns, and (C) any successors to the Company’s business.  To the extent that the covenants provided for in this Section may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.

ii)
The Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (including the Company), (A) solicit any of the Sellers’ employees employed in the Business, (B) call on or solicit any of the actual customers or clients of the Business, nor shall Employee make known the names and addresses of such customers or any information relating in any manner to the Company’s or the Sellers’ trade or business relationships with such customers, (C) in any manner, directly or indirectly, attempt to seek to cause any entity to refrain from dealing or doing business with the Company or assist any entity in doing so or attempting to do so or (D) employ any employees of Company.

iii)
Injunction.  Employee recognizes and hereby acknowledges that a breach or violation by Employee of any or all of the covenants and agreements contained in this Section may cause irreparable harm and damage to the Company in a monetary amount which may be virtually impossible to ascertain.  As a result, Employee recognizes and hereby acknowledges that the Company shall be entitled (without the requirement of posting a bond) to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section by the Employee, his, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Company  may possess hereunder, at law or in equity.  Nothing contained in this Section shall be construed to prevent the Company from seeking and recovering from the Employee, jointly and severally, damages sustained by it as a result of any breach or violation by they Employee of any of the covenants or agreements contained herein.

9.
Termination by the Company “For Cause.”  At any time during the term of this Agreement, the Company may discharge the Employee for cause and terminate this Agreement without any further liability hereunder to the Employee or his estate, except to pay any accrued, but unpaid, salary but not Incentive Compensation to him.  In the event of such termination, Employee agrees he shall also be deemed to have resigned from the Company and its Parent, as a Manager and Employee, effective as of the date of such termination.  For purposes of this Agreement, a "discharge for cause" shall mean termination of the Employee upon written notification to the Employee limited, however, to one or more of the following reasons:

a)	Fraud, misappropriation or embezzlement by the Employee in connection with the Company; or

b)	Neglect of duties or insubordination, after notice to the Employee of the particular details thereof and a period of fifteen (15) days to correct such actions or omissions, if any; or

c)	Conviction by a court of competent jurisdiction in the United States of a felony or a crime involving moral turpitude; or

d)	Willful and unauthorized disclosure of confidential, or proprietary trade secret information of the Company; or

e)
The Employee's breach of any material term or provision of this Agreement, after notice to the Employee of the particular details thereof and a period of not less than thirty (30) days thereafter within which to cure such breach, if any.

10.	Miscellaneous:

c)
Assignment.  This Agreement shall not be assigned by either party, except that the Company shall have the right to assign its rights hereunder to any parent, subsidiary and affiliate of, or successor to, the Company.

d)	Binding Effect. This agreement shall extend to and be binding upon the Employee, his legal representatives, heirs and distributees, and upon the Company, its successors and assigns.

e)
Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested,  as follows:

IF TO THE COMPANY:
William Pagano
c/o Universal Supply Group, Inc.
275 Wagaraw Road
Hawthorne, New Jersey 07506

IF TO THE EMPLOYEE:
Brian Mead
8 Hillside Avenue
Great Barrington, 01230

f)
Waiver.  A waiver by a party hereto of a breach of any term, covenant or condition of this Agreement by the other party hereto shall not operate or be construed as waiver of any other or subsequent breach by such party of the same or any other term, covenant or condition hereof.

g)
Prior Agreements.  Other than for that certain APA, any and all prior agreements between the Company and the Employee, whether written or oral, between the parties, relating to any and all matters covered by, and contained or otherwise dealt within this Agreement are hereby canceled and terminated.

h)
Entire Agreement.  No waiver, modification, change or amendment of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom such claimed waiver, modification, change or amendment is sought to be enforced.

i)	Definitions. All capitalized terms not defined herein shall have the meaning set forth in the APA.

j)
Authority. The parties severally represent and warrant that they have the power, authority and right to enter into this agreement and to carry out and perform the terms; covenants and conditions hereof.

k)
Applicable Law. THE PARTIES AGREE THAT THE FEDERAL COURTS IN SPRINGFIELD, MASSACHUSETTS AND STATE COURTS IN BERKSHIRE COUNTY, MASSACHUSETTS SHALL HAVE EXCLUSIVE JURISDICTION ON ALL MATTERS ARISING OUT OF OR CONNECTED IN ANY WAY WITH THIS AGREEMENT, AND EMPLOYEE FURTHER AGREES THAT THE SERVICE OF PROCESS OR OF ANY OTHER PAPERS UPON THEM IN THE MANNER PROVIDED FOR NOTICES HEREUNDER SHALL BE DEEMED GOOD, PROPER AND EFFECTIVE SERVICE UPON THEM.

l)
Severability.  In the event that any of the provisions of this Agreement, or any portion thereof, shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected or impaired, but shall remain in full force and effect.

m)
Titles. The titles of the Articles and Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

S&A Purchasing Corp.

BY:	/s/ William Pagano
William Pagano

BY:	/s/ Brian Mead
Brian Mead, Employee